Exhibit 23.1

Consent of Independent Certified Public Accountants

The Immune Response Corporation

Carlsbad, California

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (File No. 333-101086, File No. 333-64526, File No. 333-81945, File No. 333-106812, File No. 333-103957) and Forms S-3 (File No. 333-101856, File No. 333-46872, File No. 333-58096, File No. 333-92603, File No. 333-94257, File No. 333-83195, File No. 333-110092) of our report dated February 27, 2004 relating to the consolidated financial statements of The Immune Response Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. Our report contains an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern.

/ s / BDO Seidman, LLP

Costa Mesa, California

March 29, 2004